EXHIBIT 99.1

WESTMORELAND RESOURCE PARTNERS, LP	News Release

Westmoreland Resource Partners, LP Announces Revised Record Date for Quarterly Distribution

Englewood, CO - May 1, 2017 - Westmoreland Resources GP, LLC, general partner of Westmoreland Resource Partners, LP (NYSE:WMLP) (“WMLP”), announced today that the record date for its previously declared first quarter distribution will change from Monday May 8, 2017 to Thursday May 11, 2017. The declared distribution of $0.1333 per unit remains unchanged and will continue to be payable on May 15, 2017 to unitholders and warrant holders of record at the close of business on May 11, 2017. Holders of Series A Convertible units on the new record date will continue to be issued a distribution of Series A Convertible units in lieu of a $0.1333 cash distribution.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of WMLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, WMLP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Westmoreland Resource Partners, LP

Westmoreland Resource Partners, LP is a low-cost producer of high-value thermal coal. It markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. For more information about Westmoreland Resource Partners, LP (NYSE: WMLP), please visit www.westmorelandmlp.com. Unitholders may request a hard copy of the Partnership’s Annual Report on Form 10-K free of charge, which is also routinely posted on and accessible at www.westmorelandmlp.com. The Partnership’s most recent Annual Report was filed March 16, 2017.

For further information please contact

Nathan Troup
Interim Chief Financial Officer
Westmoreland Resource Partners, LP
1-720-354-4531
NTroup@westmoreland.com

1